Exhibit 4.1

[FORM OF FLOATING RATE SENIOR NOTE DUE 2007]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY AMOUNT PAYABLE THEREUNDER IS MADE PAYABLE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Unless and until this Note is exchanged in whole or in part for certificated Notes registered in the names of the various beneficial holders hereof as then certified to the Company by the Depositary or a successor depositary, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

This Note may be exchanged for certificated Notes registered in the names of the various beneficial owners hereof only if (a) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for this Note or has ceased to be qualified to act as such or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by the Company within 90 days, (b) the Company, in its sole discretion, determines at any time that the Floating Rate Senior Notes due 2007 (the “Notes”) will no longer be represented by this global note, or (c) there shall have occurred and be continuing an Event of Default with respect to the Notes.

No. R-1	CUSIP No. 29265N AR 9

ENERGEN CORPORATION

Floating Rate Senior Notes due 2007

Principal Amount:	$100,000,000

Regular Record Date:	February 1, May 1, August 1 and November 1

Original Issue Date:	November 19, 2004

Stated Maturity Date:	November 15, 2007

Interest Payment Date:	February 15, May 15, August 15 and November 15, beginning February 15, 2005

Interest Rate:	Three-Month LIBOR Rate plus .35%, reset quarterly on each Interest Payment Date

Authorized Denominations:	$1,000 or any integral multiple thereof

Energen Corporation, a corporation duly organized and existing under the laws of the State of Alabama (herein called the “Company”, which term includes any successor corporation under the Indenture referred to hereinafter), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred Million Dollars ($100,000,000) on the Stated Maturity Date specified above, and to pay interest thereon from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 15, May 15, August 15 and November 15 in each year, commencing February 15, 2005, at the Three-Month LIBOR Rate on the relevant Interest Reset Date plus .35% for each Interest Period, as determined by the Calculation Agent in accordance with the next succeeding paragraph, until the principal hereof is paid or duly provided for. The Three-Month LIBOR Rate will be reset quarterly on each Interest Payment Date (each of these such dates is referred to as an “Interest Reset Date”), beginning on February 15, 2005. The interest rate for the initial Interest Period shall be the Three-Month LIBOR Rate, determined as of two London Banking Days prior to November 19, 2004, plus .35% per annum. The Company will pay interest on overdue interest and principal at the Three-Month LIBOR Rate plus .35%. The interest rate for these Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Promptly upon determination, the Calculation Agent shall inform the Trustee and the Company of the interest rate for the next Interest Period. The Calculation Agent will, upon the request of any Holder of these Notes, provide the interest rate then in effect, and, if determined, the interest rate with regards to such Note which will become effective with respect to the next Interest Period. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company, the Trustee and the Holders of these Notes. Interest will be computed and paid on the basis of a 360-day year and the actual number of days in each Interest Period. All percentages resulting from any calculation of the interest rate with respect to the Notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

“Three-Month LIBOR Rate” means the rate for deposits in U.S. dollars having a three-month maturity, commencing on the applicable Interest Reset Date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London Banking Day prior to the applicable Interest Reset Date. If this rate does not appear on Telerate Page 3750, the Calculation Agent will determine the rate on the basis of the rates at which deposits in U.S. dollars having a three month maturity are offered by four major banks in the London interbank market (selected by the Calculation Agent) at approximately 11:00 a.m., London time, on the second London Banking Day prior to the applicable Interest Reset Date to prime banks in the London interbank market, commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the second London Banking Day prior to the applicable Interest Reset Date for loans in U.S. dollars having a three month maturity to leading European banks, commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time.

“London Banking Day” means any business day in which dealings in U.S. dollars are transacted in the London interbank market.

“Business Day” means a day which is not a day when banking institutions in the city in which the Trustee administers its corporate trust business, currently New York City, or in the place of payment, are authorized or required by law or regulation to be closed, and that is also a “London Banking Day.”

“Telerate Page 3750” means the display page so designated on the Moneyline Telerate, Inc. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates of major banks).

“Calculation Agent” means The Bank of New York until such time as the Company appoints a successor calculation agent.

“Interest Period” means the period commencing on an Interest Payment Date (or commencing on November 19, 2004 if no interest has been paid or duly made available for payment since that date) and ending on the day before the next succeeding Interest Payment Date or the Stated Maturity Date, as the case may be.

If any Interest Payment Date (other than the Stated Maturity Date) falls on a day that is not a Business Day, the Interest Payment Date will be the next succeeding Business Day. If the Stated Maturity Date falls on a day that is not a Business Day, payment of principal and interest will be on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after the Stated Maturity Date.

Interest shall, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest (as specified above) next preceding such Interest Payment Date, provided that any interest payable at the Stated Maturity Date or, if applicable, on any Redemption Date or upon acceleration, will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder of the Note on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than ten (10) nor more than fifteen (15) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of, premium, if any, and interest on, this Note at the Stated Maturity Date or earlier redemption shall be paid by wire transfer in immediately available funds (except that payment on certificated Notes shall be paid by check except in certain circumstances) upon surrender of this Note at the Corporate Trust Office of the Trustee or at such other office or agency as may be designated for such purpose by the Company from time to time. Payment of the principal of, premium, if any, and interest on, this Note, as aforesaid, shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 19, 2004

ENERGEN CORPORATION

By:
G. C. Ketcham Executive Vice President, Chief Financial Officer and Treasurer

By:
Wm. Michael Warren, Jr. Chairman of the Board and Chief Executive Officer

[Seal of ENERGEN CORPORATION appears here]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 19, 2004

THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

(Reverse Side of Note)

This Note is one of a duly authorized issue of Securities of the Company issued and issuable in one or more series under an Indenture, dated as of September 1, 1996 (such Indenture, together with any constituent instruments establishing the terms of particular Securities, being herein called the “Indenture”), between the Company and The Bank of New York, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a more complete statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The acceptance of this Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Note is one of the series designated on the face hereof as Floating Rate Senior Notes due 2007 in the aggregate principal amount of $100,000,000. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

The Notes will be redeemable, in whole or in part, at the Company’s option, on any Interest Payment Date, on or after November 15, 2005, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date.

If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received. If the redemption notice is given and funds deposited as required by the Indenture, then interest will cease to accrue on and after the redemption date on the Notes or portions of Notes called for redemption. If the Company does not deposit redemption moneys on or before the date fixed for redemption, the principal amount of the Notes called for redemption will continue to bear interest at the applicable rate until paid.

In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by The Depository Trust Company (“DTC”) during any period the Notes are issued in the form of a global security registered in the name of DTC or a nominee thereof; provided that during any period the Notes are issued in certificated form, the selection of such Notes for redemption will be made by the Trustee by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate. In no event shall notes of a principal amount of $1,000 or less be redeemed in part. Notice of redemption shall be given by mail to Holders of the Notes to be redeemed, not less than 30 days nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.

In the event of redemption of this Note in part only, a new Note or Notes of this series, of like tenor, for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and interest on the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding under the Indenture, considered as one class; provided, however, that if there shall be Securities of more than one series Outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all Tranches so directly affected, considered as one class, shall be required. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities then Outstanding, or of one or more series, on behalf of the Holders of all Securities affected thereby, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The Notes will not be subject to any sinking fund.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rates, in the coin or currency, and in the manner, prescribed herein and in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the offices of The Bank of New York, Jacksonville, Florida or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like tenor and aggregate principal amount of Notes of the same series, of any authorized denominations, as requested by the Holder surrendering the same, upon surrender of the Note or Notes to be exchanged at the office or agency designated by the Company from time to time.

The Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of Notes. The Company shall not be required to (a) issue, register the transfer of or exchange the Notes during a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for redemption or (b) issue, register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

The Notes are issuable only in registered form, without coupons, in denominations of $1,000, and any amount in excess thereof that is an integral multiple of $1,000.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

[please insert social security or

other identifying number of assignee]

[please print or typewrite name and address of assignee]

the within Note of ENERGEN CORPORATION and does hereby irrevocably constitute and appoint             , Attorney, to transfer said Note on the books of the above-mentioned Company, with full power of substitution in the premises.

Dated:

Notice: The signature to this assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.